As filed with the Securities and Exchange Commission on April 26, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE BOEING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	91-0425694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

929 Long Bridge Drive, Arlington, VA	22202
(Address of Principal Executive Offices)	(Zip Code)

The Boeing Company 2023 Incentive Stock Plan

(Full title of the plan)

John C. Demers

Vice President, Assistant General Counsel and Corporate Secretary

The Boeing Company

929 Long Bridge Drive, Arlington, VA 22202

Telephone: (703) 414-6338

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

EXPLANATORY NOTE

Pursuant to this Registration Statement, The Boeing Company (the “Company”) is registering 12,900,000 shares of the Company’s common stock, $5.00 par value per share (the “Common Stock”), that may be issued under The Boeing Company 2023 Incentive Stock Plan (the “2023 Plan”), which was approved by the Company’s shareholders on April 18, 2023 (the “Effective Date”). Concurrently herewith, the Company is filing a Post-Effective Amendment No. 1 to Registration Statement No. 333-195777 relating to shares of Common Stock that are authorized for issuance under the 2023 Plan consisting of (a) a number of shares that remained available for issuance under The Boeing Company 2003 Incentive Stock Plan (the “2003 Plan”) as of the Effective Date, (b) the number of undelivered shares of Common Stock under 2003 Plan awards outstanding as of the Effective Date which, after the Effective Date, expire or lapse or are forfeited, surrendered, canceled, terminated, settled in cash in lieu of shares or are issued and thereafter reacquired by the Company, and (c) the number of shares of Common Stock tendered by 2003 Plan participants, or retained by the Company, to satisfy tax withholding obligations on awards of restricted stock, restricted stock units, performance restricted stock, performance restricted stock units, or performance shares previously granted under the 2003 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on January 27, 2023;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the Commission on April 26, 2023;

(c)	Current Reports on Form 8-K filed with the Commission on February 17, 2023, March 15, 2023, April 11, 2023, and April 19, 2023; and

(d)

The description of the Company’s Common Stock contained in Exhibit 4.1 to its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on January 31, 2020, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities that may be issued under the 2023 Plan is given by John C. Demers, Vice President, Assistant General Counsel and Corporate Secretary for the Company. Mr. Demers owns shares of the Company’s Common Stock and is eligible to participate in the 2023 Plan.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action and proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit, or proceeding referred to above, or any claim, issue, or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred in connection therewith.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may also provide for indemnification under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article VII, Section 3 of the Company’s By-Laws provides for indemnification of its directors and officers to the fullest extent permitted by the DGCL. The Company maintains liability insurance applicable to its directors and certain officers as permitted by Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or certain officers of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) any breach of such person’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in the case of a director, payments of unlawful dividends or unlawful stock repurchases or redemptions, (iv) for any transaction from which the director derived an improper personal benefit, or (v) in the case of an officer, any action by or in the right of the corporation.

Article Eleventh of the Company’s Amended and Restated Certificate of Incorporation provides that, to the full extent that the DGCL permits the limitation or elimination of the liability of directors, a director will not be liable to the Company or its stockholders for monetary damages for conduct as a director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of The Boeing Company, dated May 5, 2006 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated May 1, 2006 (File No. 001-00442))

3.2	By-Laws of The Boeing Company, as amended and restated April 5, 2023 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, dated April 5, 2023 (File No. 001-00442))

5.1*	Opinion of Counsel

10.1	The Boeing Company 2023 Incentive Stock Plan (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q, dated March 31, 2023 (File No. 001-00442))

15.1*	Awareness Letter of Independent Registered Public Accounting Firm

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Counsel (included in Exhibit 5.1)

24.1*	Powers of Attorney

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on the 26th day of April, 2023.

The Boeing Company

By:	/s/ Brian J. West
Name: Brian J. West
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of April, 2023.

Signature	Title

/s/ David L. Calhoun	President, Chief Executive Officer and Director (Principal Executive Officer)
David L. Calhoun

/s/ Brian J. West	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)
Brian J. West

/s/ Michael J. Cleary	Senior Vice President and Controller (Principal Accounting Officer)
Michael J. Cleary

*	Director
Robert A. Bradway

*	Director
Lynne M. Doughtie

*	Director
David L. Gitlin

*	Director
Lynn J. Good

*	Director
Stayce D. Harris

*	Director
Akhil Johri

*	Director
David L. Joyce

*	Chair and Director
Lawrence W. Kellner

*	Director
Steven M. Mollenkopf

*	Director
John M. Richardson

*	Director
Sabrina Soussan

*	Director
Ronald A. Williams

*

The undersigned by signing his name hereto, signs and executes this Registration Statement pursuant to the Powers of Attorney executed by the above named signatories and filed with the Securities and Exchange Commission as Exhibit 24.1 hereto.

/s/ Brian J. West
Brian J. West